 Chordiant Software, Inc.
 Exchange Act File No. 001-34179

The Board of Directors                                                                                                                                                                                                           December 21, 2009
KANA Software, Inc.
181 Constitution Drive
Menlo Park, California  94025

RE:  Acquisition of KANA Software, Inc.

Gentlemen/Mesdames:

On behalf of my Board of Directors, I am writing to express our disappointment with your hasty and ill-advised rejection to our most recent (December 17, 2009) proposal to acquire all of the outstanding common shares of KANA Software, Inc. (“KANA” or “you”) for consideration of $1.20 per share of KANA common stock (the “Proposal”).  Our continued and sincere interest in combining Chordiant Software, Inc. (“Chordiant” or “we”) with KANA comes from the belief that such a combination would be in the best interests of KANA and Chordiant shareholders, customers, partners and employees.

As you know, throughout the past several years, and with more frequency this past year, we have attempted to engage you in a process which we hoped would lead to a merger of our respective businesses.  At each step along the way, KANA has made such discussions difficult and such a merger impossible.  In your response (as filed on Form DEFA14A on December 18, 2009) to our Proposal, you cited several objections which are either inaccurate or which we feel compelled to add some measure of clarity.

You noted that the Proposal is non-binding.  While we do not specifically state it, our Proposal is binding.  It is subject to only the following reasonable conditions:
•
confirmatory due diligence, which we requested only five days to complete.  As you know, during the June and July 2009 timeframe during which KANA began to auction itself, you provided us with only a limited opportunity to understand KANA’s business and prospects.  The diligence materials you withheld from us (but which we believe you shared with Accel-KKR) is information we would like an opportunity to review, and we would like to receive an update on KANA’s business since early August;

•	the negotiation of a mutually acceptable merger agreement, which we assume KANA and its shareholders would want and can be agreed by two willing parties in a matter of days;
•	the approval by our respective Boards of Directors of such merger agreement, which is required by Delaware law;
•	the receipt of KANA shareholder approval, which does not appear to be an unreasonable condition and one that is required by law;
•	the filing of the appropriate documentation with the Securities and Exchange Commission, which is routine in matters such as this (in addition to being required by law); and
•	finally, no material adverse change in KANA’s business or financial condition, or its prospects.
The conditions are not unreasonable and now, rather than keeping the best interests of your shareholders in mind and trying to lock in a superior proposal that will afford them a better price (and actually guarantee cash to them), you impose artificial restraints on a bidder that is trying to offer a more attractive proposal to the KANA shareholders.

You also noted that our Proposal is subject to financing contingencies.  Throughout this process we have never conditioned any of our proposals to you on financing and our current Proposal is not subject to any financing contingencies.  We currently have more than adequate resources to consummate our Proposal, through the combination of cash on our balance sheet and of Chordiant common stock.  We do not require third party financing or shareholder approval.  With respect to the negotiation of a definitive merger agreement, we expect to complete this negotiation simultaneously with the completion of our confirmatory due diligence.

Finally, the KANA and Chordiant businesses are highly complementary, not competitive.  We rarely, if ever, compete for customers during our respective customer sales cycles.

As we have stated consistently, we believe that both the KANA and Chordiant shareholders would benefit greatly from a merger of our respective companies.

As indicated previously, our Proposal is irrevocable until December 31, 2009 and we stand ready to work aggressively towards reaching a mutually satisfactory merger agreement.

Respectfully submitted,

/s/ STEVEN R. SPRINGSTEEL

Steven R. Springsteel
Chairman, President and Chief Executive Officer
Chordiant Software, Inc.

cc:           James Kochman (via email)

Additional Information

Nothing in this letter shall constitute an offer of any securities of Chordiant for sale.  In connection with the proposed transaction described above, if Chordiant and KANA enter into a merger agreement, Chordiant and KANA would file documents with the SEC, including the filing by Chordiant of a registration statement on Form S-4, and the filing by KANA of a related preliminary and definitive proxy statement/prospectus.  Investors and security holders are urged to read the registration statement on Form S-4 and the related preliminary and definitive proxy statement/prospectus when they become available because they will contain important information about the proposed transaction.  Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov and will be available on Chordiant’s website at www.chordiant.com.